Exhibit 99.1

GENIUS BRANDS APPOINTS FINANCIAL MARKETS AND ENTERTAINMENT INDUSTRY EXECUTIVE ZRINKA DEKIC AS CHIEF FINANCIAL OFFICER

Beverly Hills, CA; December 13, 2021 – Following a major year of expansion with the recently announced acquisition of Canada’s WOW! Unlimited Media, Inc., and a major stake in Germany’s Your Family Entertainment AG, Genius Brands International, Inc. (“Genius Brands” or the “Company”) (NASDAQ: GNUS) continues to strengthen its global operations and strategy with the appointment of Zrinka Dekic as Chief Financial Officer and Head of Strategy and Mergers and Acquisitions.

Ms. Dekic brings nearly 20 years of entertainment industry and financial markets experience, including corporate strategy, investment banking, investment management and corporate finance at The Walt Disney Company, and before that, Goldman Sachs. At The Walt Disney Company, she held posts in Corporate Strategy, Strategic Planning and Business Development, where she was involved in a number of high-profile projects and strategic initiatives for the company. Prior to joining Disney, Ms. Dekic served as a Vice President in the Investment Management division at Goldman Sachs in New York, on the U.S. Fundamental Equity Portfolio Management team overseeing nearly $30 billion of assets under management. Most recently, she served as Vice President of Houlihan Lokey’s Investment Banking Technology, Media & Telecom (TMT) Group, where she was responsible for business development and execution across the sector, including media and entertainment, digital media, streaming technologies, animation and video games. Ms. Dekic holds a B.A. from Amherst College and an MBA in Finance from The Wharton School.

“We are excited to welcome Zrinka as Chief Financial Officer of Genius Brands at this major inflection point in the Company’s development, given the rapid revenue growth, expanded distribution, and a powerful slate of new content. With the recently announced acquisition of WOW! Unlimited Media in Canada and our strategic investment in Your Family Entertainment traded on the Frankfurt Exchange (RFE.F), providing us control over one of Europe’s largest animation catalogs and now a global channel footprint, the addition of Zrinka, with her impressive professional pedigree, including The Walt Disney Company and Goldman Sachs, will empower us to maximize value for shareholders. In particular, Zrinka brings a proven track record in M&A, which will continue to be an important component of our strategy as we execute on our vision of becoming one of the world’s leading global children’s entertainment companies. In support of this goal, she brings extensive relationships across Wall Street and the entertainment industry, spanning animation, media and entertainment, sports, and consumer product companies across North America and globally,” said Andy Heyward, Chairman & CEO of Genius Brands.

Bob Denton will assume the new role of Executive Vice President of Finance and Accounting at Genius Brands.

Heyward continued, “Bob Denton has made tremendous contributions to the Company as CFO over the past years, as we transformed Genius Brands from an emerging children’s’ entertainment Company to a diversified global organization with a solid balance sheet, positioned for long term growth. We look forward to his continued contributions as Executive Vice President of Finance and Accounting, as we accelerate our focus on expansion.”

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Ms. Dekic further noted, “I am delighted and honored to join Genius Brands International at this critical juncture of the disruptive technological changes in the industry as well as the explosive global demand for children’s content. With Genius’s recently announced acquisition of a prolific animation producer WOW! Unlimited Media in Canada and its investment in Your Family Entertainment in Europe, as well as the fact that Genius Brands, through Kartoon Channel! Worldwide, controls both content and distribution, it is poised for global expansion and growth. I am thrilled to be joining the Company at such an exciting time and to be part of the leadership team that will take Genius Brands to the next level.”

About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s ‘content with a purpose’ portfolio includes Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger, on Kartoon Channel!; KC Pop Quiz, starring Casey Simpson, Kartoon Channel’ s newest offering; Shaq’s Garage, starring Shaquille O’Neal, coming to Kartoon Channel! in 2022; Rainbow Rangers on Kartoon Channel! and Netflix; Llama Llama, starring Jennifer Garner, on Netflix; award-winning toddler brand Baby Genius; adventure comedy STEM series Thomas Edison's Secret Lab; and entrepreneurship series Warren Buffett's Secret Millionaires Club. Through licensing agreements with leading partners, characters from Genius Brands’ IP also appear on a wide range of consumer products for the worldwide retail marketplace. The Company’s new Kartoon Channel!, Kartoon Classroom! and ¡KC! En Español, are available in over 100 million U.S. television households via a broad range of distribution platforms, including Comcast, Cox, DISH, Pluto TV, Sling TV, Amazon Prime, Amazon Fire, Apple TV, Apple i0s, Android TV, Android Mobil, Google Play, Xumo, Roku, Tubi, KartoonChannel.com, Samsung Smart TVs and LG TVs. For additional information, please visit www.gnusbrands.com.

Forward Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; the potential issuance of a significant number of shares, which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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MEDIA CONTACT:

pr@gnusbrands.com

INVESTOR RELATIONS CONTACT:

ir@gnusbrands.com

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